Exhibit 10.2

2011 AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This 2011 Amended and Restated Employment Agreement (“Agreement”) is made by and between RICHARD HAMADA, having offices at 2211 South 47th Street, Phoenix, AZ 85034 (“Executive”), and AVNET, INC., a New York corporation, with its principal executive offices at 2211 South 47th Street, Phoenix, AZ 85034 (the “Company”), as of this 11th day of February, 2011, effective as of July 4, 2011 (the “Effective Date”).

WHEREAS, Executive is now and has been employed by the Company as President and Chief Operating Officer pursuant to a certain 2008 Amended and Restated Employment Agreement dated December 19, 2008, and effective as of June 29, 2008 (the “Prior Employment Agreement”); and

WHEREAS, the Company wishes to promote Executive to the role of Chief Executive Officer and to provide for his continued employment in such role; and

WHEREAS, Executive wishes to accept the responsibilities of his continued employment in such new role, and to render services to the Company in accordance with the provisions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.	Employment, Duties and Responsibilities

a. Employment. The Company hereby employs Executive, and Executive hereby accepts employment upon the terms and conditions set forth in this Agreement, which shall supersede and replace the Prior Employment Agreement.

b. Position. On and after the Effective Date, for the term of this Agreement, Executive shall serve as Chief Executive Officer of the Company. In addition, Executive shall serve without additional compensation as a member of the Board of Directors of the Company (the “Board”) and as an officer or director of subsidiaries, divisions, or affiliates if elected or appointed to such offices.

c. Performance of Duties. Executive agrees to devote his full-time attention and best efforts to the business and affairs of the Company. Executive shall perform all duties and responsibilities commensurate with his position(s) and shall follow the reasonable directions of the Board. Executive may serve on civic, charitable or corporate boards or committees, fulfill speaking engagements, and manage his personal affairs, so long as the Company reasonably determines that such activities do not interfere, compete with, or otherwise pose a conflict of interest with respect to, the performance of Executive’s duties and responsibilities. Executive shall comply with Company policies and procedures as adopted from time to time, including the Company’s Code of Conduct.

2.	Term of Agreement

This Agreement shall be effective beginning on the Effective Date, and continuing for two (2) years thereafter. The Agreement shall automatically be extended for successive one (1) year terms unless the Company or Executive notifies the other party of its intent not to extend the Agreement at least one (1) year before the end of the then-current term. Either party may terminate the Agreement before the end of the term in accordance with Section 5, below.

3.	Compensation

For all services to be rendered by Executive and for all covenants undertaken by him, the Company shall pay and Executive shall accept the following compensation:

a. Base Salary. Executive’s base salary for the fiscal year beginning on July 3, 2011, shall be not less than $850,000, payable in installments in accordance with the Company’s regular payroll practice for employees based in the United States. The Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s base salary on no less than an annual basis.

b. Incentive Programs and Bonuses.

(i) Incentive Programs. For each fiscal year of the Company during the term of the Agreement, beginning with the Company’s fiscal year that starts on July 3, 2011, Executive shall be eligible to receive incentive payments for services rendered during the fiscal year pursuant to the Company’s Executive Incentive Plan (the “Incentive Plan”). For the Company’s fiscal year that starts on July 3, 2011, the target amount for Executive’s annual cash incentive shall be no less than one hundred percent (100%) of his base salary for such fiscal year. The actual amount, if any, of Executive’s incentive payment for each fiscal year shall be determined by the Committee based on (and subject to) the Company’s performance against goals established in accordance with the Incentive Plan, and may range from zero to any maximum established pursuant to the Incentive Plan. If Executive is employed for only part of a fiscal year, Executive’s incentive payment for such fiscal year shall be pro-rated for the number of days during the fiscal year during which he was employed, and shall be paid at the end of the performance period based upon (and subject to) actual achievement of performance goals. In the event of a “change of ownership or control,” within the meaning of Treas. Reg. § 1.162-27(e)(2)(v) (an “Ownership Change”), in which the Company has not been the acquiring and/or surviving entity, the Board or Compensation Committee of the surviving entity shall modify the performance objectives for the fiscal year in which the Ownership Change occurs to the extent necessary (if at all) to ensure that Executive’s incentive opportunity for such fiscal year is at least comparable to the incentive opportunity that was expected when the performance objectives for such fiscal year were first established. In the event of a dispute regarding the extent of the modification, such dispute shall be resolved by an independent compensation consultant who is acceptable to both Executive and the Company. Such compensation consultant shall be engaged and paid by the Company. If the compensation consultant determines that (A) the existing performance objectives are no longer consistent with the intended incentive opportunity and (B) it is not practicable to revise the applicable performance objectives, Executive’s incentive payment for the applicable fiscal year shall be no less than the target amount for such fiscal year. For purposes of this paragraph, the fiscal year of the Company shall be determined without regard to any Ownership Change.

(ii) Bonus Payments. In addition to any incentive payments under the Incentive Plan, Executive shall be eligible to receive such additional bonuses as may be awarded by the Committee or the Board.

(iii) Clawback Policy. Any incentive or bonus payment made to Executive shall be subject to the terms and conditions of the Company’s clawback policy, as in effect and amended from time to time, including disgorgement or repayment to the extent required by such policy.

c. Participation in Equity Plans. Executive shall participate in the Company’s various stock option and other equity incentive plans as in effect from time to time, subject to the terms of such plans and, to the extent applicable, Executive’s executing and not revoking the restrictive covenant agreement described in Section 3.d(ii), below.

d. Employee Benefits. Executive shall be entitled to participate, on terms no less favorable than the terms offered to other senior executives of the Company, in any group and/or executive life, hospitalization or disability insurance plan, health program, profit sharing, deferred compensation plan, employee stock purchase plan, 401(k) plan, pension plan, and similar benefit plans (qualified, non-qualified, and supplemental) and other fringe benefits of the Company in effect from time to time; provided, however, that—

(i) Executive shall not be entitled to participate in or receive benefits under any severance or similar plan or program maintained by the Company (other than this Agreement and Executive’s COC (as described in Section 5.h, below)); and

(ii) Executive’s rights to (A) post-termination benefits under the Avnet Supplemental Executive Officers’ Retirement Plan (the “SERP”) and (B) post-termination vesting and benefits under any stock option or other equity incentive plan maintained by the Company shall be contingent on Executive executing and not revoking a mutually acceptable restrictive covenant agreement. It is anticipated that such agreement will include restrictions comparable to the restrictions set forth in Section 4, below (Restrictive Covenants), and will apply for the period during which Executive is receiving benefits under the SERP, receiving equity incentive benefits, and/or continuing to vest in equity incentive or stock option benefits.

e. Vacation and Other Absences. Executive shall be entitled to paid vacations each year in accordance with the Company’s then-current vacation policy for senior executives. Executive shall be subject to the policies and procedures relating to other absences from regular duties for holidays, sick or disability leave, leave of absence without pay, or leave for other reasons, as those customarily provided to the Company’s senior executives.

f. Expenses. The Company shall reimburse Executive’s travel, entertainment, and other business expenses that are reasonably and necessarily incurred by him in the course of performing his duties and properly documented, all in accordance with the Company’s policies as in effect from time to time.

4.	Restrictive Covenants

Executive acknowledges and recognizes (i) his possession of Confidential Information (as defined in Section 4.b, below), (ii) the highly competitive nature of the business of the Company and its affiliates and subsidiaries, which is worldwide in scope, and (iii) that reasonable restrictions on Executive’s future business endeavors and Executive’s ability to disclose Confidential Information are necessary to protect valuable client and customer relationships of the Company. Accordingly, in consideration of the premises contained herein, Executive agrees to the restrictions set forth in this Section 4.

a. Non-Competition. Executive agrees that during the term of this Agreement Executive shall not, either individually or as an officer, director, stockholder, member, partner, agent, employee, consultant, principal, or committee-member of another business firm or sole proprietorship, (i) engage in, or be connected in any manner with, any business operating anywhere in the world that is in direct or indirect competition with any active business of the Company or any of its affiliates or subsidiaries, or any planned business of the Company or any of its affiliates or subsidiaries of which Executive is aware (each a “Competitive Business”); (ii) be employed by an entity or person that controls a Competitive Business; or (iii) directly or indirectly solicit any customer or client of the Company or any of its affiliates or subsidiaries; provided, however, that the restrictions set forth in this Section 4.a shall not prohibit Executive from being a passive shareholder of a public company if Executive owns less than one percent (1%) of such company.

b. Confidential Information. Executive agrees that he shall not, at any time during the term of this Agreement or thereafter, disclose to another, or use for any purpose other than performing his duties and responsibilities under this Agreement, any Confidential Information. For purposes of this Agreement, Confidential Information includes all trade secrets and confidential information of the Company and its affiliates and subsidiaries including, but not limited to, the Company’s unique business methods, processes, operating techniques and “know-how” (all of which have been developed by the Company or its affiliates and subsidiaries through substantial effort and investment), profit and loss results, market and supplier strategies, customer identity and needs, information pertaining to employee effectiveness and compensation, inventory strategy, product costs, gross margins, and other information relating to the affairs of the Company and its affiliates and subsidiaries that Executive shall have acquired during his employment with the Company.

c. Non-Solicitation of Employees. Executive agrees that he shall not, at any time during the term of this Agreement, including all renewals, and for five (5) years thereafter, directly or indirectly solicit or induce any of the employees of the Company or any of its affiliates or subsidiaries to terminate employment with their employer.

5.	Termination Rights and Responsibilities

The Company may terminate Executive’s employment with or without cause, and Executive may voluntarily terminate his employment, at any time during the term of this Agreement, subject to the provisions of this Section 5.

a. Executive Voluntary Termination. Except to the extent otherwise provided in subsection b, below (Executive Termination Upon Change in Office and Duties), if Executive wishes to terminate his employment under this Agreement, he must provide written notice of such intent at least one (1) year before his intended termination date. For the period from when he provides such notice through his termination date, Executive shall continue to be paid his base salary and other compensation required by Section 3, above. Any annual incentive payment for such period shall be paid at the end of the performance period, at the time prescribed by the Incentive Plan, based on (and subject to) actual achievement of the applicable performance goals, and pro-rated if Executive’s employment terminates before the end of the performance period. If Executive fails to provide one (1) year’s advance written notice, and there is not mutual agreement, he shall not be eligible for any bonus or annual incentive payments for any partial fiscal year worked and may also be liable for damages and/or subject to injunctive relief pursuant to Section 6, below; provided, however, that if such failure is due to the Company’s request that Executive stop providing services (for a reason other than Cause, as defined in subsection g, below), Executive shall be entitled to the payments and benefits prescribed by subsection f, below (“Company Termination Without Cause,” taking into account the Six-Month Delay Rule described in Section 7.c, below, and the Company’s right to pay cash in lieu of continued benefits, in accordance with Section 7.f, below), through the first (1st) anniversary of the date on which Executive provided written notice of his intent to terminate employment (but not for any period thereafter).

b. Executive Termination Upon Change in Office and Duties. If during the term hereof the Company does not continue Executive in the office of Chief Executive Officer or he is elected to some other principal executive office that is unsatisfactory to Executive (each an “Adverse Action”), Executive shall not be required to continue to serve the Company in such modified office and may terminate his employment under this Agreement, subject to the following procedures:

(i) Within ninety (90) days after the Adverse Action, Executive shall notify the Company in writing of his desire to terminate employment on account of such Adverse Action;

(ii) Following its receipt of such notice, the Company shall have thirty (30) days to remedy the Adverse Action; and

(iii) If the Company fails to remedy the Adverse Action by the end of such thirty (30) day period and Executive’s termination of employment occurs no later than two (2) years after the Adverse Action, the Adverse Action shall be treated as a one (1)-year written notice of the Company’s intent to terminate Executive’s employment without Cause and Executive’s termination of employment shall be treated as a “Company Termination Without Cause” under subsection f, below. For the avoidance of doubt, the notice period and any right to continued compensation shall run from the date of the Adverse Action, and not from any later date.

For the avoidance of doubt, a request that Executive cease to be a member of the Board shall not be treated as an Adverse Action under this Section 5.b.

c. Retirement. Executive’s termination of his employment under this Agreement by reason of retirement shall be treated as a voluntary termination by Executive pursuant to, and subject to the requirements of, subsection a, above.

d. Death of Executive. This Agreement shall terminate immediately in the event of the death of Executive. Upon such termination, the Company shall pay to Executive’s legal representative as soon as practicable all accrued and unpaid base salary and a pro-rated portion of any other compensation otherwise due under Section 3, above. Such amounts shall be paid within ninety (90) days after Executive’s death, on a date determined by the Company; provided, however, that any pro-rated incentive payment shall be paid at the end of the performance period, at the time prescribed by the Incentive Plan, based on (and subject to) actual achievement of the applicable performance goals. The Company shall also pay any benefits that are payable pursuant to the terms of the plans and programs described in Section 3.d, above.

e. Disability of Executive. If Executive becomes Disabled (as defined below) during the term of this Agreement, he shall be entitled to any disability benefits payable under Company-sponsored disability benefit plans made available to Company employees generally, and his employment hereunder shall terminate. Following such termination, through the last month that ends before the earliest of cessation of such Disability, Executive’s 65th birthday, or Executive’s death, the Company shall pay to Executive (in addition to the other disability benefits described in this Section 5.e, but in lieu of any other obligations hereunder) an annual disability benefit of Three Hundred Thousand Dollars (US $300,000). Subject to the Six-Month Delay Rule described in Section 7.c, below, such benefit shall be paid in arrears in equal monthly installments. In addition, Executive shall be entitled to a pro-rated incentive payment for the fiscal year in which his employment terminates; such incentive payment shall be paid at the end of the performance period, at the time prescribed by the Incentive Plan, based on (and subject to) actual achievement of the applicable performance goals. “Disabled” and “Disability” shall mean that Executive has been totally disabled by injury or illness, mental or physical, as a result of which he is prevented from further performance of the duties required by Section 1.b and c, above, and that such disability is likely to be permanent and continuous during the remainder of Executive’s life.

In the event of a dispute over whether Executive has become Disabled, such dispute shall be resolved through arbitration under American Arbitration Association rules, in Phoenix, Arizona.

f. Company Termination Without Cause. If the Company wishes to terminate Executive’s employment under this Agreement for a reason other than “Cause” (as defined in subsection g, below), or death or Disability (as defined in subsection e, above), the Company shall provide to Executive written notice of such intent at least one (1) year before the intended termination date. During the period from such written notice through the later of (i) the first anniversary of the date on which such written notice was provided or (ii) the second anniversary of the Effective Date (i.e., the end of the initial term of this Agreement), Executive shall continue to be paid his base salary and other compensation required by Section 3, above; provided, however, that if Executive’s employment terminates before the end of such period, his right to continued salary and other compensation shall be subject to the Six-Month Delay Rule described in Section 7.c, below, and the provisions of Section 7.g (Cash in Lieu of Benefits), below. Executive shall continue to be eligible for annual incentive payments after the Company has provided notice of its intent to terminate Executive’s employment hereunder. Any annual incentive payments due shall be paid at the end of the performance period, at the time prescribed by the Incentive Plan, based on (and subject to) actual achievement of the applicable performance goals and pro-rated if Executive’s employment terminates before the end of the performance period.

g. Company Termination With Cause. If the Company terminates Executive’s employment hereunder for “Cause” (as defined in this subsection g), the Company shall not be required to provide any advance notice. In the event of a termination for Cause, the Company shall pay to Executive any salary due pursuant to Section 3.a, above, for service through the date of termination, within thirty (30) days thereafter, and Executive shall forfeit any right to receive incentive compensation or a bonus pursuant to Section 3.b, above. For purposes of this Agreement, “Cause” means, but is not limited to, Executive’s gross misconduct, breach of any material term of this Agreement, willful breach, habitual neglect or wanton disregard of his duties, or conviction of any criminal act.

h. Executive Termination Upon Change of Control. Upon a Change of Control as defined in the Change of Control Agreement (the “COC”) separately entered into between the Company and Executive, the provisions of the COC shall apply. If Executive becomes eligible to receive any payment or payments under the COC, such payments shall be in lieu of any right to payments or benefits under this Section 5 and he shall not be entitled to receive any payments or benefits under this Section 5.

i. Resignation as Director. Upon termination of Executive’s employment hereunder, Executive shall immediately submit his written resignation as a member of the Board. The Board shall have discretion to accept or reject such resignation.

6.	Specific Performance

Executive acknowledges that (a) the services to be rendered under this Agreement and the obligations of Executive assumed herein are of a special, unique and extraordinary character; (b) it would be difficult or impossible to replace such services and obligations; (c) the Company, its subsidiaries and affiliates will be irreparably damaged if the provisions hereof are not specifically enforced; and (d) the award of monetary damages will not adequately protect the Company, its subsidiaries and affiliates in the event of a breach hereof by Executive. As a result, Executive agrees and consents that if he violates any of the provisions of this Agreement, the Company shall, without any bond or other security being required and without the necessity of proving monetary damages, be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining Executive from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy (including monetary damages) that the Company may have.

7.	Section 409A and Cash in Lieu of Benefits

a. Intent to Comply With Section 409A. This Agreement shall be interpreted consistent with the intent to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such that there are no adverse tax consequences, interest, or penalties as a result of any amount paid or payable under this Agreement. Any ambiguity or inconsistency in the provisions of this Agreement shall be resolved consistent with such intent. In addition, to the extent permitted by law, the parties agree to make a good faith effort to modify this Agreement to the extent that either party determines is necessary to comply with Section 409A.

b. Separation From Service. Except as otherwise expressly provided, references in this Agreement to Executive’s termination of employment, termination date, and similar terms related to Executive’s termination of employment or separation from service shall refer to the date of Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, as determined by the Company.

c. Six-Month Delay Rule. If, as of his termination date, Executive is a “specified employee” (as determined by the Company in accordance with its guidelines established pursuant to Treas. Reg. § 1.409A-1(i)), any amount payable to Executive upon or by reason of his termination of employment (including expense reimbursements and in-kind benefits that are includible in income) shall be subject to the six (6) month delay required by Section 409A(a)(2)(B)(i) of the Code; provided, however, that such six (6) month delay shall not be required with respect to any payment that the Company determines is not subject to Section 409A by reason of the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treas. Reg. § 1.409A-1(b)(9)(iii), or any other exemption. If payment of any amount is delayed by reason of this six (6) month delay, such amount shall be paid with interest on the Company’s first pay date for the seventh (7th) month that starts after Executive’s termination date (or, if earlier, within 90 days after Executive’s death). Except as otherwise provided in a governing document for an applicable benefit plan, program, or other arrangement, interest shall be calculated using the prime rate of interest in effect at Bank of America, N.A. (or another bank designated by the Company that is one of its principal banks) on Executive’s termination date.

d. Installments Treated as Separate Payments. For purposes of Section 409A of the Code, except as otherwise expressly provided, each installment of payments and benefits due under this Agreement shall be treated as a separate payment.

e. Payment Date. To the extent that any payment under this Agreement may be made during a payment window, the date of payment shall be determined by the Company, in its sole discretion, and not by Executive or any other individual entitled to receive the payment.

f. Expense Reimbursements and In-Kind Benefits. To the extent that any expense reimbursement or in-kind benefit is subject to Section 409A (e.g., the expense reimbursement is includible in income and is not required to be paid by the end of the “applicable 21/2-month period” described in Treas. Reg. § 1.409A-1(b)(4)(i)(A)), such reimbursement or benefit shall be subject to the conditions set forth in Treas. Reg. § 1.409A-3(i)(1)(iv). Accordingly:

(i) The amount of such expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year;

(ii) The reimbursement of each such expense shall be paid no later than the last day of Executive’s taxable year next following the taxable year in which the expense was incurred; and

(iii) The right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

g. Cash in Lieu of Benefits. Executive’s right to receive (I) tax-qualified retirement and savings and (II) health benefits under this Agreement is subject to the terms of the applicable plans and satisfying all applicable tax-qualification, nondiscrimination, and similar requirements. In lieu of any benefit that the Company determines may not be provided by reason of the immediately preceding sentence, the Company shall pay to Executive cash as follows:

(i) In lieu of tax-qualified retirement and savings benefits that the Company determines may not be provided, the Company shall pay to Executive an amount equal to the Company-provided contributions or benefit accruals that would have otherwise accumulated under the applicable retirement or savings plan if not for the Company’s determination. Such amount shall not include any payment with respect to any lost opportunity to make pre-tax or after-tax deferrals or contributions. However, the amount of any matching contribution that Executive would otherwise have been entitled to receive shall be calculated based on the assumption that Executive would have deferred or contributed the amount required to be eligible for the maximum matching contribution payable for the applicable period. Subject to the Six-Month Delay Rule described in subsection c, above, such amount shall be paid within thirty (30) days after the end of the period for which such retirement or savings benefits would otherwise have been provided.

(ii) In lieu of health benefits that the Company determines may not be provided, the Company shall pay to Executive the amount described in this Section 7.g(ii) for each applicable month for which Executive would otherwise be entitled to health benefits. The amount for each month shall be equal to 167 percent of the excess of (A) the COBRA premium for the applicable coverage under the Company’s plan for such month (without regard to whether Executive is eligible for COBRA coverage) over (B) the premium that an active senior executive of the Company would be required to pay for such coverage under the Company’s plan for such month. Subject to the Six-Month Delay Rule described in subsection c, above, such amount shall be paid monthly in arrears.

h. Limited Indemnity for Company Error. If (and only if) Executive becomes subject to adverse tax consequences under Section 409A of the Code as a result of (i) the Company’s failure to administer this Agreement in accordance with its terms; (ii) the Company’s failure to administer any “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) other than this Agreement in accordance with its terms or the requirements of Section 409A; or (iii) the Company’s failure to satisfy the Section 409A document requirements for any nonqualified deferred compensation plan other than this Agreement, the Company shall pay to Executive an amount such that after all required income and employment tax withholding, the net amount paid to Executive is equal to the tax imposed under Section 409A of the Code as a result of the applicable error. Such amount shall be calculated by a certified public accounting firm selected and paid by the Company (the “Accounting Firm”), and shall be paid no later than the last day of Employee’s taxable year next following the taxable year in which Executive remits the applicable taxes to the U.S. Treasury. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

8.	Governing Law

This Agreement shall be construed, interpreted and governed by the law of the State of Arizona, without giving effect to Arizona principles regarding conflict of laws. Reference to any provision of the Code or other law shall include all regulations and other guidance of general applicability issued thereunder, and shall be deemed to include any successor provision.

9.	Miscellaneous Provisions

a. Tax Withholding. All amounts payable under this Agreement are subject to withholding for all federal, state, and local taxes, and all other amounts relating to tax or other payroll deductions, as the Company may reasonably determine should be withheld. Regardless of the amount withheld, Executive shall be solely responsible for paying all required taxes (other than the employer’s share of employment taxes) on all payments and other compensation (including imputed compensation) and benefits provided under this Agreement.

b. Succession. This Agreement shall extend to and be binding upon Executive, his legal representatives, heirs, and distributees, and upon the Company, its successors and assigns.

c. Entire Agreement. This Agreement is the entire agreement of the parties with respect to its subject matter and no waiver, modification, or amendment of any of its provisions shall be valid unless in writing and signed by both parties. As of the Effective Date, this Agreement supersedes the Prior Employment Agreement, which is hereby canceled and of no further effect.

d. Waiver of Breach. The waiver of breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition of this Agreement.

e. Severability. Each substantive provision of this Agreement is a separate agreement, independently supported by good and adequate consideration, and is severable from the other provisions of the Agreement. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, such provision shall be reformed to resolve the applicable issue while still achieving the intent of the provision to the maximum extent possible, and no other provision of the agreement shall be affected or impaired in any way. With respect to any restrictive covenant, it is understood and agreed that if a court of competent jurisdiction or a duly constituted arbitration panel refuses to enforce any part of such restrictive covenant because it is unreasonable (whether as to geographic scope, duration, activity, subject, or otherwise), the unenforceable provision shall not be void but rather shall be deemed reduced or limited to the minimum extent necessary to permit enforcement of the covenant. For this purpose, the geographic scope, duration, activity, and subject are divisible.

f. Forfeiture of Certain Parachute Payments.

(i) Notwithstanding any other provision of this Agreement, if paragraph (ii), below, applies, Executive shall forfeit amounts payable to Executive under this Agreement to the extent that a certified public accounting firm selected and paid by the Company (the “Accounting Firm”) determines is necessary to ensure that Executive is not reasonably likely to receive a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. The Accounting Firm’s determination shall be conclusive and binding upon the Company and Executive.

(ii) This paragraph (ii) shall apply if (and only if) (A) any payment to be made under this Agreement is reasonably likely to result in Executive receiving a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and (B) Executive’s forfeiture of payments due under this Agreement would result in the aggregate after-tax amount that Executive would receive being greater than the aggregate after-tax amount that Executive would receive if there were no such forfeiture.

(iii) Neither the Company nor Executive shall have any discretion to determine which payments are forfeited. The forfeiture shall apply in reverse chronological order—e.g., the last payment in any series of payments shall be forfeited before any part of an earlier payment is forfeited.

g. Survival. The provisions of Sections 4 (Restrictive Covenants), 5 (Termination Rights and Responsibilities), 6 (Specific Performance), 7 (Section 409A and Cash in Lieu of Benefits), 8 (Governing Law), and 9 (Miscellaneous Provisions) of this Agreement shall survive the termination of Executive’s employment hereunder.

h. Headings. The headings of the sections and subsections are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

AVNET, INC.	EXECUTIVE
By: Raymond Sadowski Title: Senior Vice President	Richard Hamada